Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

June 4, 2001

Dear Investors and Analysts:

As many of you may know, we recently announced several senior management changes: Larry Kellner has been named our new President, CD McLean was elected Executive VP & COO and Jeff Smisek was elected Executive VP - Corporate. Two Senior Vice Presidents have been named to head the Company's finance operations -- Jeff Misner, Senior VP - Finance and Gerry Laderman, Senior VP - Finance and Treasurer. Jeff Misner will oversee the areas of Financial Planning and Analysis, Corporate Accounting, and Tax. The departments of Treasury Operations, Corporate Finance, Fuel Management, Risk Management, Fleet Management and Pensions will report to Gerry Laderman.

Revised guidance for certain financial and operational statistics is provided on Attachment A. Our operations are running better than ever and we posted an 86.2% on-time performance for May with a systemwide mileage completion factor of 99.4%. However, as recently reported, we are seeing system RASM continuing to trend downward due to softness in the business mix. The capacity forecast for 2001 has been reduced from 6% to 5% year-over-year growth to reflect reduction of marginal domestic flying in less desirable time channels and weekend reductions identified by our demand driven dispatch model.

Recently Continental took delivery of its first 737-900 aircraft. This aircraft model is a welcome addition to our fleet. We have one of the youngest jet fleets in the industry and we continue to realize significant cost efficiencies with our modern fleet. Our current fleet plan is attached (Attachment B). The top chart is our current Fleet Plan showing deliveries resulting from both firm commitments and planned option exercises through 2002 reduced by planned retirements. The bottom chart shows only firm commitments reduced by planned retirements as well as other potential lease expirations through 2005.

Additional information regarding Continental (recent press releases and investor presentations) can always be found on our website at www.Continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff
Staff VP Finance